Exhibit 99.1
Fresh Tracks Announces $8.25 Million Buyout of Its Right to Receive Future Sofpironium Bromide Payments from Botanix
– Strengthens cash position as Company continues to evaluate strategic options to maximize shareholder value –
BOULDER, CO — July 21, 2023 — Fresh Tracks Therapeutics, Inc. (the “Company” or “Fresh Tracks”) (Nasdaq: FRTX), a clinical-stage pharmaceutical company striving to transform patient lives by developing innovative and differentiated prescription therapeutics for the treatment of autoimmune, inflammatory, and other debilitating diseases, today announced it has entered into an amendment to its Asset Purchase Agreement with Botanix Pharmaceuticals Limited (ASX: BOT) (“Botanix”) and its subsidiary, Botanix SB Inc. (the “APA Amendment”), to sell its rights to future event-based milestone and earnout payments on net sales of sofpironium bromide to Botanix SB Inc. for $8.25 million (USD). In May 2022, pursuant to the Asset Purchase Agreement, Botanix acquired from Fresh Tracks all assets primarily related to sofpironium bromide.
“We are pleased to reach this agreement with Botanix, which we view as a win-win deal for all parties involved,” commented Andrew Sklawer, President and Chief Executive Officer of Fresh Tracks. “After the Board’s careful evaluation, it decided that the buyout is in the best interests of the Company and its stockholders. This arrangement strengthens our financial position with non-equity-dilutive capital as we continue to explore and evaluate strategic options to maximize shareholder value.”
Under the terms of the APA Amendment, Botanix will pay $8.25 million in cash in lieu of all remaining amounts potentially payable by Botanix to the Company, $6.60 million of which is payable to the Company and the remaining $1.65 million is payable to the Company’s former licensor. Additional information regarding the transaction and related agreements is contained in a Current Report on Form 8-K filed by the Company on July 21, 2023.
About Fresh Tracks Therapeutics
Fresh Tracks Therapeutics is a clinical-stage pharmaceutical company striving to transform patient lives through the development of innovative and differentiated prescription therapeutics. The Company’s pipeline aims to disrupt existing treatment paradigms and features several new chemical entities that inhibit novel targets with first-in-class potential for autoimmune, inflammatory, and other debilitating diseases. The Company’s strategy is to align this experience and clear vision to explore beyond the limitations of current therapies by identifying, pursuing, and developing next-generation therapeutics that can be groundbreaking in their ability to help millions of people struggling with autoimmune, inflammatory, and other debilitating diseases. For more information, visit https://www.frtx.com.
Cautionary Note Regarding Forward-Looking Statements
Any statements made in this press release relating to future financial, business, conditions, contract rights and obligations, plans, prospects, impacts, shifts, trends, progress, or strategies and other such matters, including without limitation, Fresh Tracks’ strategy; future operations; future potential; future financial position; future liquidity; future revenue; territorial focus; projected expenses; results of operations; the anticipated timing, scope, design, results; intellectual property rights, including the acquisition, validity, term, and enforceability of such; the expected timing and/or results of regulatory submissions and approvals; the expected receipt of contingent payments and the timing thereof; and prospects for treatment of patients and commercializing (and competing with) any product candidates for any disease by Fresh Tracks or third parties, or research and/or licensing collaborations with, or actions of, its partners, including in the United States, Japan, South Korea, or any other country, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “might,” “show,” “continue,” “announce,” “anticipate,” “reflect,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “potential,” “will,” evaluate,” “progress,”

“meet,” “support,” “look forward,” “promise,” “provide,” “commit,” “opportunity,” “disrupt,” “reduce,” “restore,” “demonstrate,” “suggest,” “target,” “shift,” “disrupt,” “restore,” “suggest,” and similar expressions and their variants, as they relate to Fresh Tracks or any of Fresh Tracks’ investigational products, partners, or third parties, may identify forward-looking statements. Fresh Tracks cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time, often quickly, and in unanticipated ways. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including without limitation, research results and data that do not meet targets; study limitations, including small sample sizes and the enrollment of only healthy patients; data variability; expectations or regulatory approval requirements; ability to obtain adequate financing or support for (i) product development, (ii) clinical trials, (iii) regulatory submission(s), (iv) strategic options and partnering of any type including by merger, reverse merger, and/or acquisition, and (v) any future commercialization; ability to acquire, maintain, and enforce intellectual property rights; potential delays or alterations in (i) product development, (ii) trials of any type, and (iii) regulatory submission and reviews; changes in law or policy; litigation; regulatory agency actions, feedback, or requests; supply chain disruptions; unanticipated demands on cash resources; the outcome of and reaction to Fresh Tracks’ current and planned preclinical and clinical trials across its portfolio of assets; the inability or delay of third parties to achieve the regulatory and sales-based events under Fresh Tracks’ agreements with them, or their lack of funds, resulting in Fresh Tracks not receiving additional or full payments due from them, especially related to the sale and assignment of Fresh Tracks’ ownership of sofpironium bromide and related payments; and other risks associated with (i) developing and obtaining regulatory approval for, and commercializing, product candidates, (ii) raising additional capital, and (iii) maintaining compliance with Nasdaq listing requirements.
Further information on the factors and risks that could cause actual results to differ from any forward-looking statements are contained in Fresh Tracks’ filings with the United States Securities and Exchange Commission, which are available at https://www.sec.gov (or at https://www.frtx.com). The forward-looking statements represent the estimates of Fresh Tracks as of the date hereof only. Fresh Tracks specifically disclaims any duty or obligation to update forward-looking statements.
Fresh Tracks Therapeutics, Inc.
Investor Contact:
Dan Ferry
LifeSci Advisors
(617) 430-7576
daniel@lifesciadvisors.com